EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G with respect to the shares of common stock of Armour Residential REIT, Inc., dated as of May 17, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:  May 17, 2010

Marblegate Special Opportunities Master Fund, L.P.

By:	Marblegate Special Opportunities GP, LLC, its general partner

By:	/s/ Andrew Milgram
Name:	Andrew Milgram
Title:	Managing Partner

Marblegate Special Opportunities GP, LLC

By:	/s/ Andrew Milgram
Name:	Andrew Milgram
Title:	Managing Partner

Marblegate Asset Management, LLC

By:	/s/ Andrew Milgram
Name:	Andrew Milgram
Title:	Managing Partner

/s/ Andrew Milgram
Andrew Milgram

/s/ Paul Arrouet
Paul Arrouet